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                           MILGRAY ELECTRONICS, INC.
                              77 Schmitt Boulevard
                             Farmingdale, NY 11735


October 25, 1996


Carl Marks & Co., Inc.
135 East 57th Street
New York, NY 10022

Gentlemen:

This letter will confirm that we have engaged Carl Marks & Co., Inc. to advise and assist us in connection with the matters referred to in our letter agreement dated October 25, 1996 (the "Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective officers, directors, employees and agents and each person being an "Indemnified Person" from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. We will not, however, be responsible for any losses, claims, damages, or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person.

We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.
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Carl Marks & Co., Inc.
October 25, 1996
Page Two

If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our stockholders, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to you under the Engagement Letter.


The provisions of this agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

Very truly yours,

MILGRAY ELECTRONICS, INC.

By:  /s/ JOHN TORTORICI
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Title:  Vice President-Finance


Accepted:

CARL MARKS & CO., INC.

By:  /s/ ROBERT G. DAVIDOFF
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     Robert G. Davidoff
     Vice President and Managing Director

Dated:  10/25/96
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